Exhibit 2

ADB Systems International Ltd.

Consolidated Balance Sheets

(expressed in thousands of Canadian dollars)

(Canadian GAAP, Unaudited)

	September 30 2004	September 30 2004	December 31 2003
	(unaudited)	(unaudited)	(audited)
		(in US$ )
		translated
		into US$at
		Cdn$1.2648
		for
		convenience

Cash	$245	$194	$432
Marketable securities	13	10	13
Other current assets	1,096	867	1,502
Other assets	334	264	1,264
Total assets	$1,688	$1,335	$3,211

Current liabilities	$1,638	$1,295	$1,370
Deferred revenue	240	190	91
Other liabilities	1,386	1,096	721
Minority interest	3	2	3
Total shareholders’ equity (deficiency)	(1,579)	(1,248)	1,026
Total liabilities and shareholders’ equity (deficiency)	$1,688	$1,335	$3,211

ADB Systems International Ltd.

Consolidated Statements of Operations

(expressed in thousands of Canadian dollars, except per share amounts)

(Canadian GAAP, Unaudited)

	Three Months Ended September 30			Nine Months Ended September 30
	2004	2004	2003	2004	2004	2003
		translated			translated
		into US$at			into US$at
		Cdn$1.2648			Cdn$1.2648
		for			for
		convenience			convenience

Revenue	$886	$701	$1,701	$3,401	$2,689	$4,360

General and administrative	1,061	839	1,010	3,345	2,645	3,565
Software development and technology expense	678	536	497	2,377	1,879	2,090
Sales and marketing costs	149	118	259	600	474	906
	1,888	1,493	1,766	6,322	4,998	6,561

Loss before interest, taxes, depreciation, amortization and employee stock options	(1,002)	(792)	(65)	(2,921)	(2,309)	(2,201)

Employee stock options	—	—	130	39	31	133
Depreciation and amortization	374	296	333	1,096	867	1,525
Interest expense	145	115	63	277	219	238
Interest income	—	—	(1)	(3)	(2)	(7)
	519	411	525	1,409	1,115	1,889

Loss before the undernoted	(1,521)	(1,203)	(590)	(4,330)	(3,424)	(4,090)

Gains/(losses) on disposals of capital assets and strategic investments	—	—	—	(1)	(1)	7
Gain on settlement of demand loan	—	—	—	—	—	2,195
Retail activities	—	—	—	—	—	67
	—	—	—	(1)	(1)	2,269

Net Loss	$(1,521)	$(1,203)	$(590)	$(4,331)	$(3,425)	$(1,821)

Basic and diluted loss per share	$(0.02)	$(0.02)	$(0.01)	$(0.07)	$(0.06)	(0.03)

Weighted average common shares	61,996	61,996	56,284	61,105	61,105	52,901